Exhibit (e)(15)

DISTRIBUTION AGREEMENT SUPPLEMENT

The RBB Fund, Inc.

S1 Fund

Robeco Boston Partners Long/Short Research Fund

This supplemental agreement is entered into this 21st day of September, 2010 by and between THE RBB FUND, INC. (the “Company”) and BNY MELLON DISTRIBUTORS INC. (formerly PFPC Distributors, Inc.) (the “Distributor”).

The Company is a corporation organized under the laws of the State of Maryland and is an open-end management investment company.  The Company and the Distributor have entered into a Distribution Agreement, dated as of July 1, 2010 (as from time to time amended and supplemented, the “Distribution Agreement”), pursuant to which the Distributor has undertaken to act as distributor for the Company, as more fully set forth therein.  Certain capitalized terms used without definition in this supplemental agreement have the meaning specified in the Distribution Agreement.

The Company agrees with the Distributor as follows:

1.             Adoption of Distribution Agreement.  The Distribution Agreement is hereby adopted for the following funds: (a) S1 Fund Class of Common Stock of the Company; and (b) Robeco Boston Partners Long/Short Research Fund Class of Common Stock of the Company (each, the “Class”).

2.             Payment of Fees.  For all services to be rendered, facilities furnished and expenses paid or assumed by the Distributor on behalf of the Class as provided in the Distribution Agreement and herein, the Company shall pay the Distributor no compensation.

3.             Counterparts.  This supplemental agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, execute this supplemental agreement with an effective date as of the date and year first above written.

THE RBB FUND, INC.		BNY MELLON DISTRIBUTORS INC.

By:	/s/ Salvatore Faia	By:	/s/ Bruno Distefano
Name:	Salvatore Faia	Name:	Bruno Distefano
Title:	President	Title:	Vice President